EXHIBIT 10.2

LIQUIDATION SERVICES AGREEMENT

This Liquidation Services Agreement (this “Agreement”) between WENDY’S/ARBY’S GROUP, INC., a Delaware corporation (the “Company”), and TRIAN FUND MANAGEMENT, L.P., a Delaware limited partnership (“Trian”), is entered into as of the 10th day of June, 2009.

WHEREAS, the Company has certain investments that are not related to its core restaurant business, which investments are set forth on Schedule I attached hereto (such investments being referred to herein collectively as the “Legacy Assets”);

WHEREAS, the Company has determined to focus its business as a “pure play” restaurant company;

WHEREAS, Trian has significant expertise in the purchase and sale of assets of the type comprising the Legacy Assets;

WHEREAS, the Company has requested the assistance of Trian in connection with the sale, liquidation or other disposition of the Legacy Assets in order to deploy the proceeds therefrom in its business; and

WHEREAS, Trian is willing to provide such assistance on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.           Term; Services.  For the period commencing on the date hereof and ending upon the earlier of (i) such date as all of the Legacy Assets shall have been sold, liquidated or otherwise disposed of and (ii) the date (which shall not be earlier than June 30, 2011) on which the Company shall notify Trian that it is terminating this Agreement (the “Term”), Trian shall use its reasonable best efforts to assist the Company in the sale, liquidation or other disposition of the Legacy Assets.  Without limiting the generality of the foregoing, Trian shall use its reasonable best efforts to:

a.           source and identify opportunities to sell, liquidate or otherwise dispose of the Legacy Assets;

b.           negotiate on the Company’s behalf (subject to final approval by the Company) the terms and conditions of any such sale, liquidation or other disposition of any or all of the Legacy Assets in order to maximize the proceeds thereof to the Company;

c.           advise and consult with management of the Company regarding the sale, liquidation or other disposition of the Legacy Assets; and

d.           provide such other services in connection with the sale, liquidation or other disposition of the Legacy Assets as management of the Company shall reasonably request from time to time.

2.           Quarterly Reports.  Trian shall report to the Company from time to time, and in any event, no less frequently than once each fiscal quarter during the Term, as to its efforts and progress made with respect to the sale, liquidation or other disposition of the Legacy Assets.

3.           Fees.  The Company shall pay to Trian a one-time fee for its services hereunder (including, without limitation, any services rendered pursuant to Section 1(d) hereof) during the Term of $900,000, which fee shall be payable in cash in installments as follows:  (i) $450,000 on the date hereof and (ii) $450,000 on the earlier of (x) June 30, 2010 and (y) the expiration of the Term.  In the event that any or all of the Legacy Assets are sold, liquidated or otherwise disposed of during the Term or, in the event that Trian shall have been providing substantial assistance to the Company hereunder in connection with the sale of any one or more of the Legacy Assets during the Term, then in the case of the sale of such Legacy Asset or Legacy Assets during the six-month period following the expiration of the Term, in any case, for aggregate net proceeds to the Company in excess of $36,607,000 (the “Target Amount”), then the Company shall pay to Trian in cash a success fee equal to 10% of the aggregate net proceeds in excess of the Target Amount.

4.           Limitation of Liability; Indemnification.  (a) Trian shall have no liability with respect to, and shall not be obligated to indemnify and hold harmless the Company, or its affiliates, officers, directors, employees, agents or other representatives, from or against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance by Trian of the services hereunder; provided that Trian shall indemnify and hold harmless the Company and its affiliates, officers, directors, employees, agents and other representatives of the Company from and against any such cost, loss, expense, damage or liability resulting from the gross negligence, willful misconduct or fraud of Trian or any of its officers, employees, partners, members or agents.  The Company shall indemnify and hold harmless Trian, its affiliates, officers, directors, employees, agents or other representatives from and against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance by Trian of the services hereunder other than any such cost, loss, expense, damage or liability resulting from the gross negligence, willful misconduct or fraud of Trian or any of its officers, employees, partners, members or agents.

(b)           Notwithstanding the terms of any indemnification agreement between the Company and those persons who will be providing services to the Company under this Agreement (each an “Indemnification Agreement”), each such Indemnification Agreement shall continue in full force and effect with respect to the services provided hereunder subject to thee exclusions set forth in clause (a) above.  The indemnification pursuant to the Indemnification Agreements shall not be deemed exclusive of any other rights to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws or under any other agreement, contract of insurance, vote of stockholders or disinterested directors, or otherwise, or of the broader power of the Company to indemnify an agent of the company as authorized by Delaware law.

5.           Independent Contractor.  Employees of Trian engaged in performing the services hereunder shall be considered to be providing services to the Company as its consultants.  Under no circumstances shall they be considered to be employees of the Company or any of its subsidiaries.  In performing the services under this Agreement, Trian shall be an independent contractor and neither party hereto shall be deemed to be an agent, partner or co-venturer of the other due to the terms and provisions of this Agreement.  For the avoidance of doubt, neither Trian nor any of its employees, partners, officers or agents shall have any right, power or authority to bind the Company in any manner whatsoever.

6.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof.

7.           Notices.  Any notice made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, return receipt requested, as follows:

To the Company at:

Wendy’s/Arby’s Group, Inc.
1155 Perimeter Center West
Suite 1200
Atlanta, Georgia 30338
Attn:  General Counsel

To Trian at:

Trian Fund Management, L.P.
280 Park Avenue, 41st Floor
New York, New York 10017
Attn:  Chief Legal Officer

8.           Waivers and Amendments.  No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, the Company (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of the Company.

10.           No Third-Party Beneficiaries.  The persons that will be providing services to the Company pursuant to this Agreement shall be deemed to be third-party beneficiaries of the provisions set forth in Section 4 of this Agreement.  Except as provided in the preceding sentence, nothing in this Agreement shall confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Agreement.

11.           Governing Law.  Notwithstanding the place where this Agreement may be executed by either of the parties hereto, the parties expressly agree that all terms and provisions hereof shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed, and to transactions wholly consummated, within that State.

12.           Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, that the parties are not able to resolve after good faith efforts over a period of 15 days shall be settled by a single arbitrator in an arbitration conducted in the Borough of Manhattan, The City of New York, and administered by the American Arbitration Association (the “AAA”).  Such arbitration shall be under the Commercial Arbitration Rules of the AAA and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall be responsible for its own fees and costs associated with such arbitration.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Agreed to and accepted as of the 10th day of June, 2009.

WENDY’S/ARBY’S GROUP, INC.

By: /s/ NILS H. OKESON
                                               Name: Nils H. Okeson
                                               Title: SVP, General Counsel and Secretary

TRIAN FUND MANAGEMENT, L.P.

By: Trian Fund Management GP, LLC
its General Partner

By: /s/ EDWARD P. GARDEN
                                               Name: Edward P. Garden
                                               Title: Member

SCHEDULE I

Carrying Value (in 000s)
Investment Limited Partnerships
JP Acquisition Fund IV, LP	$409
Catterton Partners V, LP - WAG	514
Catterton Partners V, LP – Wendy’s	5,138

Total investment limited partnerships	6,061

Other Investments
Jurlique International Pty. Ltd.	-
Trumpet Feeder Ltd.	4,470
Scientia Group, Inc. (280 BT)	645

Total other investments	5,115

DFR Note Receivable, Long Term	25,431

Total Legacy Assets	$36,607